===============================================================================


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   -------------------------------------------

                                   FORM 10-QSB
                   -------------------------------------------



              |X| QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended June 30, 2001

                                       OR

              |_|   TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                   -------------------------------------------

                         Commission file number 0-26202

                          GLOBAL CAPITAL PARTNERS INC.
        (Exact Name Of Small Business Issuer As Specified In Its Charter)

                   -------------------------------------------



         DELAWARE                                     52-1807562
         --------                                     ----------
 (State Or Other Jurisdiction Of        (I.R.S. Employer Identification No.)
 Incorporation Or Organization)

         6000 FAIRVIEW ROAD, SUITE 1410, CHARLOTTE, NORTH CAROLINA 28210
                    (Address Of Principal Executive Offices)

                                 (704) 643-8220
                (Issuer's Telephone Number, Including Area Code)

                   -------------------------------------------

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

Transitional Small Business Disclosure Format:  Yes |_|     No  |X|

The total number of shares of the registrant's Common Stock, $.05 par value, outstanding on August 10, 2001, was 3,639,423.


==============================================================================







                          GLOBAL CAPITAL PARTNERS INC.






                                                                                                                    PAGE
    Part I -- FINANCIAL INFORMATION
        Item 1. Financial Statements
           Historical Financial Statements
               Consolidated Statement of Financial Condition as of June 30, 2001..................................   2
               Consolidated Statements of Operations
                  Quarterly Periods Ended June 30, 2001 and 2000..................................................   3
               Consolidated Statements of Cash Flows
                  Quarterly Periods Ended June 30, 2001 and 2000..................................................   4
               Notes to Consolidated Financial Statements.........................................................   6
        Item 2. Management's Discussion and Analysis or Plan of Operation.........................................  12

    Part II -- OTHER INFORMATION
        Item 1. Legal Proceedings.................................................................................  21
        Item 2. Changes in Securities and Use of Proceeds.........................................................  22
        Item 3. Defaults Upon Senior Securities...................................................................  22
        Item 4. Submission of Matters to a Vote of Security Holders...............................................  22
        Item 5. Other Information.................................................................................  22
        Item 6. Exhibits and Reports on Form 8-K..................................................................  22
        Signature ................................................................................................  23




                         PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                          GLOBAL CAPITAL PARTNERS INC.
                            (A DELAWARE CORPORATION)

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                               JUNE 30,
                                                                                                 2001
                                                                                            ----------------

ASSETS
     Cash and cash equivalents                                                              $    1,598
     Receivables
         Broker dealers                                                                          3,944
         Other                                                                                     556
     Securities owned, at value                                                                    507
     Furniture and equipment, at cost (net of accumulated depreciation and amortization of $811)
                                                                                                   806
     Deferred taxes                                                                              4,287
     Goodwill, net                                                                                 661
     Net assets available for sale                                                                 733
     Other assets and deferred amounts                                                             453
                                                                                            ----------------
         Total Assets                                                                       $   13,545
                                                                                            ----------------


LIABILITIES AND SHAREHOLDERS' EQUITY
     Short-term borrowings                                                                  $     1,103
     Convertible debenture                                                                        3,050
     Compensation, benefits, and related taxes                                                    1,474
     Securities sold not yet purchased, at value                                                     17
     Accounts payable and accrued expenses                                                        1,388
     Other liabilities and deferred amounts                                                         707
                                                                                            ----------------
                                                                                                  7,739

     Long-term borrowings                                                                         5,062
                                                                                            ----------------
               Liabilities                                                                       12,801
                                                                                            ----------------

     Commitments and contingencies
     Shareholders' equity
            Preferred stock; $.01 par value; 2,500,000 shares authorized; no shares issued and outstanding at June 30, 2001
                                                                                                      -
            Common stock; $.05 par value; 15,000,000 shares authorized;
                   3,639,423 shares issued and outstanding at June 30, 2001
                                                                                                    728
         Paid-in capital                                                                         52,244
         Accumulated deficit                                                                 (   50,848)
         Notes receivable - common stock and warrants                                        (    1,380)
                                                                                            ----------------
              Total shareholders' equity                                                            744
                                                                                            ----------------
              Total Liabilities and Shareholders' Equity                                    $    13,545
                                                                                            ----------------





                See notes to consolidated financial statements.




                          GLOBAL CAPITAL PARTNERS INC.
                            (A DELAWARE CORPORATION)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                 For the Quarters Ended
                                                                                                        June 30,
                                                                                      ---------------------------------------------
                                                                                             2001                     2000
                                                                                      -------------------     ----------------------
                                                                                                                  (As restated)

Revenues
     Commissions                                                                      $          6,231        $           5,673
     Investment banking                                                                             45                      633
     Interest and dividends                                                                        152                      143
     Principal transactions, net
         Trading                                                                                   636                      550
         Investment                                                                                 40                      894
     Other                                                                                         885                      495
                                                                                      -------------------     ---------------------
         Total revenues                                                                          7,989                    8,388
                                                                                      -------------------     ---------------------
Costs and expenses
     Compensation and benefits                                                                   5,378                    5,203
     Brokerage, clearing, exchange fees and other                                                  719                    1,160
     General and administrative                                                                    746                      522
     Occupancy                                                                                     350                      386
     Communications                                                                                264                      218
     Office supplies and expense                                                                   406                      269
     Consulting fees                                                                                66                       75
     Interest                                                                                      227                       80
     Depreciation and amortization                                                                  98                      125
                                                                                      -------------------     ---------------------
         Total costs and expenses                                                                8,254                    8,038
                                                                                      -------------------     ---------------------
Income (loss) before benefit for income taxes                                                (     265)                     350
Benefit for income taxes                                                                             -                      290
                                                                                      -------------------     ---------------------

         Income (loss) from continuing operations                                            (     265)                     640
Discontinued operations
     Loss from discontinued operations                                                       (     200)               (     246)
     Gain on sale of discontinued operations                                                         -                    1,958
                                                                                      -------------------     ---------------------
         Income (loss) from discontinued operations                                          (     200)                   1,712
                                                                                      -------------------     ---------------------
Net income (loss)                                                                     $      (     465)       $           2,352
                                                                                      ===================     =====================
Weighted average number of common shares outstanding
     Basic                                                                                   3,639,423                2,605,125
                                                                                      ===================     =====================
     Diluted                                                                                 3,639,423                2,947,930
                                                                                      ===================     =====================
Income (loss) from continuing operations per share
     Basic                                                                            $          (0.07)       $            0.24
                                                                                      ===================     =====================
     Diluted                                                                          $          (0.07)       $            0.22
                                                                                      ===================     =====================
Income (loss) from discontinued operations per share
     Basic                                                                            $          (0.06)       $            0.66
                                                                                      ===================     =====================
     Diluted                                                                          $          (0.06)       $            0.58
                                                                                      ===================     =====================
Net income (loss) per share
     Basic                                                                            $          (0.13)       $            0.90
                                                                                      ===================     =====================
     Diluted                                                                          $          (0.13)       $            0.80
                                                                                      ===================     =====================



                See notes to consolidated financial statements.

                                      -3-



                          GLOBAL CAPITAL PARTNERS INC.
                            (A DELAWARE CORPORATION)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                             For the Quarters Ended
                                                                                                    June 30,
                                                                                      --------------------------------------
                                                                                             2001                2000
                                                                                      -----------------  -------------------
                                                                                                          (As Restated)

Cash flows from operating activities:
     Net income (loss) from continuing operations                                     $     (     265)   $           640
     Adjustments to reconcile net income (loss) to net cash provided by
         (used in) operating activities from continuing operations:
         Depreciation and amortization                                                             98                125
              Deferred taxes                                                                        -        (       290)
              Other                                                                                75        (        17)

         Changes in operating assets and liabilities:
              Receivables                                                                  (      460)             3,556
              Securities owned, at value                                                        1,963        (     3,180)
              Other assets                                                                 (      141)       (        26)
              Due to clearing firm                                                         (    2,314)                 -
              Compensation, benefits and related taxes                                            182        (     3,114)
              Securities sold, not yet purchased                                           (      165)               350
              Accounts payable and accrued expenses                                               353              2,666
              Other liabilities                                                            (      309)       (       316)
                                                                                      -----------------  -------------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES FROM CONTINUING OPERATIONS             (      983)       (       394)

NET CASH (USED IN) DISCONTINUED OPERATIONS                                                 (      325)             1,647
                                                                                      -----------------  -------------------
NET CASH (USED IN) OPERATING ACTIVITIES                                                    (    1,308)       (     1,253)
                                                                                      -----------------  -------------------
Cash flows from investing activities:
     Net (payments for) capital expenditures                                               (      163)       (       218)
                                                                                      -----------------  -------------------
NET CASH (USED IN) INVESTING ACTIVITIES                                                    (      163)       (       218)
                                                                                      -----------------  -------------------
Cash flows from financing activities:
     Net proceeds from (payments for)
         Issuance of common stock                                                               1,832              1,079
         Proceeds from borrowings                                                                 477                  -
         Repayments of borrowings                                                          (      525)       (       380)
                                                                                      -----------------  -------------------
NET CASH PROVIDED BY  FINANCING ACTIVITIES                                                      1,784                699
                                                                                      -----------------  -------------------
Increase (decrease) in cash and cash equivalents                                                  313        (       772)

Cash and cash equivalents, beginning of period                                                  1,285              2,159
                                                                                      -----------------  -------------------
Cash and cash equivalents, end of period                                              $         1,598    $         1,387
                                                                                      -----------------  -------------------
Supplemental disclosure of cash flow information
     Cash paid for income taxes                                                       $             -    $             -
                                                                                      -----------------  -------------------
     Cash paid for interest                                                           $            67    $            80
                                                                                      -----------------  -------------------




                See notes to consolidated financial statements.

                                      -4-





                          GLOBAL CAPITAL PARTNERS INC.
                            (A DELAWARE CORPORATION)

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)


                                                                                             For the Quarters Ended
                                                                                                    June 30,
                                                                                      -------------------------------------
                                                                                            2001               2000
                                                                                      -----------------  ------------------
                                                                                                           (As Restated)

Supplemental disclosure of cash flow information

     Non-cash transactions

        Issuance of common stock for interest                                         $           44     $             -
                                                                                      =================  ==================

        In June 2000, the Company sold its European operations in exchange for $2,000,000 in equity securities and notes receivable totaling
        $25,500,000. The total sales price was $27,500,000.

              Equity securities received, at market value                             $            -     $         2,000
              Notes receivable                                                                     -              25,500
                                                                                      -----------------  ------------------

                 Total consideration received in sale of European operations          $            -     $        27,500
                                                                                      =================  ==================



                See notes to consolidated financial statements.

                                      -5-


                          GLOBAL CAPITAL PARTNERS INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                                   (UNAUDITED)


1.   INTERIM REPORTING

     The financial statements of Global Capital Partners Inc., its U.S. subsidiaries, and European subsidiaries through the date of disposition (collectively, "Global Capital Partners" or the "Company") for the quarterly period ended June 30, 2001 have been prepared by the Company, are unaudited, and are subject to year-end adjustments. These unaudited financial statements reflect all known adjustments (which included only normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented in accordance with generally accepted accounting principles. The results presented herein for the interim periods are not necessarily indicative of the actual results to be expected for the fiscal year.

     The notes accompanying the consolidated financial statements in the Company's Annual Report on Form 10-KSB for the year ended March 31, 2001 include accounting policies and additional information pertinent to an understanding of these interim financial statements.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION AND BASIS OF PRESENTATION

     The consolidated financial statements include Global Capital Partners Inc., its U.S. subsidiaries, and European subsidiaries through the date of disposition. Investments in business entities in which the Company does not have control, but has the ability to exercise significant influence over the operating and financial policies, are accounted for under the equity method.

     These consolidated financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the consolidated financial position and the results of the operations of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that the estimates utilized in the preparation of the consolidated financial statements are prudent and reasonable. Actual results could differ from these estimates.

     The Company, through its subsidiaries, provides a wide range of financial services primarily in the United States. Its businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring, and other corporate finance advisory activities; asset management; merchant banking and other principal investment activities; brokerage and research services; and securities clearance services. These services are provided to a diversified group of clients and customers, including corporations, governments, financial institutions and individuals.

         FISCAL YEAR-END

     The fiscal year-end of Global Capital Partners Inc. and its subsidiaries is March 31.

         FINANCIAL INSTRUMENTS

     Substantially all of the Company's financial assets and liabilities and the Company's trading positions are carried at market or fair values or are carried at amounts which approximate fair value because of their short-term nature. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument, specifically, the value of the underlying financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. The Company has no investments in derivatives.

                          GLOBAL CAPITAL PARTNERS INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                                   (UNAUDITED)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         FINANCIAL INSTRUMENTS (CONTINUED)

     Equity securities purchased in connection with merchant banking and other principal investment activities are initially carried at their original costs. The carrying value of such equity securities is adjusted when changes in the underlying fair values are readily ascertainable, generally as evidenced by listed market prices or transactions which directly affect the value of such equity securities. Downward adjustments relating to such equity securities are made in the event that the Company determines that the eventual realizable value is less than the carrying value.

     Securities classified as available for sale are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. Realized gains and losses on these securities are determined on a specific identification basis and are included in earnings.

         COLLATERALIZED SECURITIES TRANSACTIONS

     Accounts receivable from and payable to customers include amounts due on cash transactions. Securities owned by customers are held as collateral for these receivables. Such collateral is not reflected in the consolidated financial statements.

     Securities purchased under agreements to resell are treated as financing arrangements and are carried at contract amounts reflecting the amounts at which the securities will be subsequently resold as specified in the respective agreements. The Company takes possession of the underlying securities purchased under agreements to resell and obtains additional collateral when the market value falls below the contract value. The maximum term of these agreements is generally less than ninety-one days.

         OTHER RECEIVABLES

     From time to time, the Company provides operating advances to select companies as a portion of its merchant banking activities. These receivables are due on demand.

         UNDERWRITINGS

     Underwritings include gains, losses, and fees, net of syndicate expenses arising from securities offerings in which the Company acts as an underwriter or agent. Underwriting fees are recorded at the time the underwriting is completed and the income is reasonably determinable. The Company reflects this income in its investment banking revenue.

         FEES

     Fees are earned from providing merger and acquisition, financial restructuring advisory, and general management advisory services. Fees are recorded based on the type of engagement and terms of the contract entered into by the Company. The Company reflects this income in its investment banking revenue.

         SECURITIES TRANSACTIONS

     Government and agency securities and certain other debt obligations transactions are recorded on a trade date basis. All other securities transactions are recorded on a settlement date basis and adjustments are made to a trade date basis, if significant.

         COMMISSIONS

     Commissions and related clearing expenses are recorded on a trade date basis as securities transactions occur.

                          GLOBAL CAPITAL PARTNERS INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                                   (UNAUDITED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         TRANSLATION OF FOREIGN CURRENCIES

     Assets and liabilities of operations in foreign currencies are translated at period end rates of exchange and the income statements are translated at weighted average rates of exchange for the period. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," gains or losses resulting from translating foreign currency financial statements, net of hedge gains or losses and their related tax effects, are reflected in cumulative translation adjustments, a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in net income.

         FURNITURE, AND EQUIPMENT

     Furniture and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful life of the related assets ranging from three to ten years.

         COMMON STOCK DATA

     Earnings per share is based on the weighted average number of common stock and stock equivalents outstanding. The outstanding warrants and stock options are currently excluded from the earnings per share calculation as their effect would be antidilutive.

         STOCK-BASED COMPENSATION

     In October 1995, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has elected to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock.

         DEFERRED INCOME TAXES

     Deferred income taxes in the accompanying financial statements reflect temporary differences in reporting results of operations for income tax and financial accounting purposes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

         CASH AND CASH EQUIVALENTS

     For purposes of the consolidated financial statements, the Company considers all demand deposits held in banks and certain highly liquid investments with maturities of 90 days or less other than those held for sale in the ordinary course of business to be cash equivalents.

         GOODWILL

     Goodwill is amortized on a straight-line basis over 25 years and is periodically evaluated for impairment that is other than temporary on an undiscounted cash flow basis. The carrying value is reviewed to evaluate if the facts and circumstances support the valuation for recoverability. If a review of the facts and circumstances, such as significant declines in sales, earnings or cash flows or material adverse changes in the business climate beyond normal, cyclical variations, suggest that it may be impaired and not recoverable, as

                          GLOBAL CAPITAL PARTNERS INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                                   (UNAUDITED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         GOODWILL (CONTINUED)

     determined based on the operating performance and the estimated future undiscounted cash flows of the entity acquired, impairment is measured by comparing the carrying value of goodwill to estimated fair value. Estimated fair value is determined based on the viability of the underlying entity acquired on a stand-alone basis, discounted cash flows, or appraisals.

         RECLASSIFICATIONS

     Certain amounts in prior periods have been reclassified to conform to the current presentation.

3.       SHORT-TERM BORROWINGS

     The Company meets its short-term financing needs through unsecured short-term notes payable, advances from affiliates, and by entering into repurchase agreements whereby securities are sold with a commitment to repurchase at a future date.

         ADVANCES FROM AFFILIATED COMPANIES

     Periodically, the Company's subsidiaries and affiliates will provide operating advances to other members in the affiliated group. These advances are generally due on demand and are not subject to interest charges.

4.   CONVERTIBLE DEBENTURES

     In January 2001, the holder of convertible debentures of our affilate, MoneyZone.com, exercised its right to convert their MoneyZone.com debentures into similar debentures of the Company.

     In this exchange, the Company issued a 5% convertible debenture in the principal amount of $3,050,000 and warrants to purchase an aggregate of 12,500 shares of the Company's common stock at an exercise price of $22.00 per share in exchange for a 6% convertible debenture of MoneyZone.com and warrants to purchase an aggregate of 250,000 shares of MoneyZone.com common stock at an exercise price of $4.00 per share.

     Pursuant to the terms of a registration rights agreement issued to the holder of the convertible debentures of the Company, a Registration Statement on Form S-3 relating to the registration of an aggregate of 1,746,104 shares of the Company's common stock was filed with the Securities and Exchange Commission on February 2, 2001 and subsequently amended on July 10, 2001. As of the filing date of this Quarterly Report on Form 10-QSB, this registration statement has not yet been declared effective.

5.   DISCONTINUED OPERATIONS

         EASTBROKERS BETEILIGUNGS AG

     The Company decided to sell its interest in Eastbrokers Beteiligungs AG and on June 14, 2000 entered into agreements with certain non-related entities to sell such subsidiaries for $27,500,000 consisting of equity securities valued at $2,000,000 and notes of $25,500,000. As of the date of sale, the foreign subsidiaries' net assets and costs of disposal were approximately $25,000,000.

     The disposal of Eastbrokers Beteiligungs AG has been accounted for as discontinued operations. Accordingly, its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of operations and cash flows. The fiscal year end of the former European subsidiaries is December 31. Their financial information is included on the basis of a closing date that precedes the Company's closing date by three months.

                          GLOBAL CAPITAL PARTNERS INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                                   (UNAUDITED)

5.   DISCONTINUED OPERATIONS (CONTINUED)

         EASTBROKERS BETEILIGUNGS AG  (CONTINUED)

     In May 2001, the Company hired a Swiss merchant bank to evaluate the potential value of the underlying assets to determine the appropriate carrying value of the Company's notes receivable and to prepare for asset recovery in the event of a default by the purchasers. In June 2001, the purchasers defaulted on the notes receivable. The Swiss merchant bank is currently acting on the Company's behalf to assume control of the underlying assets in an attempt to maximize the net realizable value on liquidation. At the March 31, 2001 balance sheet date, based on information received to date and due to the uncertainty surrounding the recoverable value of these notes receivable and the underlying assets, the Company recorded a pre-tax, non-cash charge of $25.5 million to reflect what the Company believes is a significant impairment of the notes receivable and the underlying assets.

         SUTTON ONLINE, INC.

     In June 2001, the Company and the other stockholders of Sutton Online, Inc. entered into an exchange agreement with Ikon Ventures, Inc., a publicly traded corporation with no current business operations, pursuant to which the stockholders of Sutton Online, Inc. will exchange all of the outstanding shares of Sutton Online, Inc. for shares of Ikon Ventures, Inc. As a result of this transaction, the stockholders of Sutton Online, Inc. will own approximately 78% of Ikon Ventures, Inc. Among other things, the closing of this transaction is conditioned upon the Company's sale of approximately 46% of Sutton Online to third parties prior to the share exchange. If these transactions are completed, the Company will own approximately 5% of Ikon Ventures, Inc. after the exchange.

     The anticipated disposal of a majority interest in of Sutton Online, Inc. has been accounted for as a discontinued operation and, accordingly, its net assets have been segregated from continuing operations in the accompanying consolidated statements of financial condition, and its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of operations and cash flows.

6.   COMMITMENTS AND CONTINGENCIES

         LEASES AND RELATED COMMITMENTS

     The Company occupies office space under leases which expire at various dates through 2003. These leases contain provisions for periodic escalations to the extent of increases in certain operating and other costs. The Company's subsidiaries occupy office space under various operating leases which generally contain cancellation clauses whereby the Company may cancel the lease with thirty to ninety days written notice.

         LEGAL

     As of June 30, 2001, the Company has accrued $644,000 against its outstanding settlements and other ongoing litigation.

7.   SUBSEQUENT EVENTS

         REVERSE STOCK SPLIT

     On July 3, 2001, the Company effected a 1-for-4 reverse stock split of its common stock. Unless otherwise noted, all references to shares and share prices, including retroactive treatment, reflect the reverse split on the basis of the effective ratio.

                          GLOBAL CAPITAL PARTNERS INC.
                            (A DELAWARE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                                   (UNAUDITED)


7.   SUBSEQUENT EVENTS (CONTINUED)

         SUTTON ONLINE, INC.

     On August 8, 2001, the Company closed the sale of a controlling interest in Sutton Online, Inc. for $1,800,000 in cash and notes receivable. In connection with this sale, the stockholders of Sutton Online, Inc. completed a share exchange with Ikon Ventures, Inc. pursuant to which Sutton Online, Inc. became a wholly owned subsidiary of Ikon Ventures, Inc. As a result of these transactions, the Company currently owns approximately 5 % of Ikon Ventures, Inc.

ITEM 2.         MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         Certain information set forth in this report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These forward-looking statements may relate to such matters as anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products, anticipated market performance and similar matters. The words "budgeted", "anticipate", "project", "estimate", "expect", "may", "believe", "potential" and other similar statements are intended to be among the statements that are considered "forward-looking" statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date hereof. A variety of factors could cause our actual results to differ materially from the anticipated results or other expectations expressed in or implied by our forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) transaction volume in the securities markets, (ii) the volatility of the securities markets, (iii) fluctuations in interest rates, (iv) changes in regulatory requirements which could affect the cost of doing business, (v) fluctuations in currency rates, (vi) general economic conditions,
(vii) changes in the rate of inflation and related impact on securities markets,
(viii) competition from existing financial institutions and other new participants in the securities markets, (ix) legal developments affecting the litigation experience of the securities industry, (x) changes in federal and state tax laws which could affect the popularity of products sold by us, and
(xi) the risks and uncertainties set forth under the caption "Risk Factors" which appears in Item 1 of our Annual Report on Form 10-KSB as amended for the fiscal year ended March 31, 2001 (the "Fiscal 2001 Form 10-KSB"). We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments, except as required by law.

         This Form 10-QSB for the quarterly period ended June 30, 2001, makes reference to our Fiscal 2001 Form 10-KSB. The Fiscal 2001 Form 10-KSB includes information necessary or useful to an understanding of our businesses and financial statement presentations. We will furnish a copy of our Fiscal 2001 Form 10-KSB upon request made directly to our headquarters at 6000 Fairview Road, Suite 1410, Charlotte, North Carolina 28210, telephone number (704) 643-8220 and facsimile number (704) 643-8097.

         We use the following terms of identification to simplify the presentation of information in this report. "GCAP and subsidiaries" refers to Global Capital Partners, Inc. and its subsidiaries. Global Capital Partners, Inc. is the issuer of the publicly traded common stock covered hereby. "We," "us," or "our" refer collectively to GCAP and its subsidiaries. The term SEC is sometimes used to simplify references to the U.S. Securities and Exchange Commission.

OVERVIEW

         We commenced operations in 1993 with the goal of acquiring businesses in the Czech Republic in order to take advantage of the rapid growth in business opportunities arising from the privatization of the newly-democratized Czech Republic. From 1993 through 1996, we owned interests in a Czech hotel and a Czech department store chain.

         In 1996, we re-evaluated our business strategy and, after considering a variety of investment opportunities, acquired Eastbrokers Beteiligungs AG. Eastbrokers Beteiligungs AG is an Austrian brokerage company with offices throughout Central and Eastern Europe. During 1998 and 1999, we modified our business strategy for Europe in response to an overall economic downturn that impacted much of Central and Eastern Europe. As a result, we reduced, closed or sold operations in various parts of Central and Eastern Europe. In June 2000, due to recurring net operating losses and persistent net cash flow deficits, we disposed of this business.

         In 1997, we expanded our brokerage operations into the United States through the acquisition of an existing New York-based broker dealer. In May 1998, we acquired a Denver, Colorado based investment banking and brokerage firm which we subsequently renamed Global Capital Securities Corporation. In November 1999, we acquired a New York based investment banking and brokerage firm which we subsequently renamed Global Capital Markets, LLC. During fiscal 2001, we combined the operations of Global Capital Securities and Global Capital Markets to form a single entity operating under the Global Capital Securities' banner.

         In July 1999, we acquired approximately 48% of MoneyZone.com, an Internet-based business that facilitated corporate finance activities. We subsequently reduced our ownership of MoneyZone.com to approximately 30%. In January 2001, we acquired a convertible debenture and warrants of MoneyZone.com from a third party in exchange for our convertible debenture and warrants. In March 2001, we entered into an agreement with MoneyZone.com pursuant to which we agreed to convert the debenture into a reduced number of shares of MoneyZone.com common stock and to receive all of the assets of Moneyone.com in consideration for the remainder of the shares of common stock issuable upon full conversion of the debenture. In April 2001, this agreement was amended to provide that in lieu of all of the assets of MoneyZone.com, we would receive 100,000 shares of MoneyZone.com's Series A Preferred Stock in consideration for the remainder of the shares of MoneyZone.com common stock issuable upon full conversion of the debentures. As a result of our conversion of this debenture, we currently own approximately 78% of MoneyZone.com. MoneyZone.com has terminated its operations and we are currently exploring strategic alternatives for this business.

         In November 1999, we acquired 55% of Sutton Online, an online trading firm. In June 2001, we and the other stockholders of Sutton Online entered into an exchange agreement with Ikon Ventures, Inc., a publicly traded corporation which had no current business operations, pursuant to which the stockholders of Sutton Online would exchange all of the outstanding shares of Sutton Online for shares of Ikon Ventures, Inc. Among other things, the closing of this transaction was conditioned upon our sale of approximately 46% of Sutton Online to third parties prior to the share exchange. On August 8, 2001, we disposed of approximately 46% of our interest in Sutton Online to third parties for $1,800,000 in cash and notes. As a result of this transaction and pursuant to the exchange agreement, the stockholders of Sutton Online own approximately 78% of Ikon Ventures and we own approximately 5% of Ikon Ventures.

         In April 2000, the world financial markets began an unexpected and precipitous decline. As it became evident that this decline was other than temporary, we responded by analyzing the effectiveness of each of our operating units. Our first step was to identify our strongest and weakest operating units on the basis of cash flows and future potential. Based on these criteria, our European operations had become the weakest of our operating units due to recurring operating losses and persistent net cash flow deficits. In order to concentrate on the operating units that presented the greatest future potential to us and to our shareholders, we sold our European operations for $27.5 million including $25.5 million in notes receivable.

         In May 2001, we hired a Swiss merchant bank to evaluate the potential value of the underlying assets to determine the appropriate carrying value of our notes receivable and to prepare for asset recovery in the event of a default by the purchasers. In June 2001, the purchasers defaulted on the notes receivable. The Swiss merchant bank is currently acting on our behalf to assume control of the underlying assets in an attempt to maximize the net realizable value on liquidation. Based on information received to date and due to the uncertainty surrounding the recoverable value of these notes receivable and the underlying assets, we have recorded a pre-tax, non-cash charge of $25.5 million to reflect what we believe is a significant impairment of the notes receivable and the underlying assets.

         In March 2001, we converted our investment in MoneyZone.com and increased our ownership position from 30% to 78%. Due to projected future cash flow deficits, we ceased the operations of this business and we are in the process of exploring strategic alternatives for this business unit, including a sale or merger.

         In completing the analysis of our two brokerage operations, we became aware of several duplicate functions that could be eliminated and other functions that could be streamlined through the combination of the two operations. In September 2000, we began the process to combine these operations. By the end of December 2000, the combination process was substantially complete. Effective January 1, 2001, the combined company operates under the banner of Global Capital Securities. We have also brought in new management personnel to complete a "top to bottom" review of the operations and make suggestions to further improve the operation and efficiency of our brokerage operations.

         Based on recommendations by the new management personnel, we are adopting a focused risk management approach to running our core brokerage business. Among the changes recommended are the following: reduction in the amount of capital subject to risk in proprietary trading, development of a plan to convert our corporate branches to franchise branches, renegotiating compensation structures throughout the company to an incentive based model, closing unprofitable offices, and renegotiating key vendor contracts. We are currently in the process of implementing these recommendations. Once these changes have been completed and the effects begin to filter to the bottom line, it is anticipated that we may be able to save approximately $2,000,000 annually.

         We expect the current softness in the financial markets to continue through the end of our fiscal year, March 2002. Due to the changes we have implemented, we believe that we have not only prepared ourselves to weather the current conditions in the financial markets, but we also believe that we are well positioned to grow our business. Due to the persistent weakness in the financial markets, several of our competitors have ceased doing business, resulting in numerous opportunities to increase our gross production at reasonable cost and risk levels. We are actively seeking additional franchise operations to further enhance our current production levels.

GLOBAL CAPITAL SECURITIES CORPORATION

         Global Capital Securities operates 16 retail brokerage offices in 14 cities across the United States. These offices include 6 company-owned branches and 10 franchise branches employing over 250 people, of which approximately 200 are registered representatives. Global Capital Securities is a registered broker-dealer with the SEC and is licensed in 50 states and the District of Columbia. It is also a member of the NASD and the SIPC. Customer accounts are insured to $100 million under the SIPC excess insurance program. Global Capital Securities operates pursuant to the exemptive provisions of SEC Rule 15c3-3(k)(2)(ii) and clears all transactions with and for customers on a fully disclosed basis. Since its inception, Global Capital Securities has participated in the underwriting and/or co-underwriting of over $500 million in initial and secondary equity and debt offerings for over 50 public U.S. companies.

         Global Capital Securities maintains its clearing arrangement with Fiserv Correspondent Services, Inc., a subsidiary of Fiserv, Inc. Fiserv Correspondent Services provides Global Capital Securities with back office support, transaction processing services on all the principal national securities exchanges and access to many other financial services and products. This arrangement enables Global Capital Securities to offer its clients a broad range of products and services that is typically only offered by firms that are larger and/or have a larger capital base.

         Global Capital Securities operates primarily as a full-service retail brokerage firm focusing on individual investors. It also maintains and conducts corporate finance, proprietary research and trading activities. Global Capital Securities provides its brokerage clients with a broad range of traditional investment products and services. Global Capital Securities also strives to distinguish itself with investors and corporate finance clients through its commitment to professional but personalized service. Its investment banking department's mission is to enhance and develop the capital structures of small to middle-market emerging growth companies through private placements, bridge financing and public offerings in order to enable the firm's corporate finance clients to capitalize on promising business opportunities, favorable market conditions, and/or late stage product development. Global Capital Securities also participates in the public finance area with offerings of public and private debt securities. This activity is complemented by a bond trading department that focuses on government, municipal and corporation obligations.

         Global Capital Securities is continually seeking new opportunities to create additional revenue sources and cost savings. The potential result is increased internal growth, which complements external growth through acquisitions. Several initiatives that Global Capital Securities has undertaken in this regard follow:

         1. Fixed Income. In December 1998, Global Capital Securities added a fixed income department. This group is responsible for the underwriting, trading, retail distribution and research of government, municipal and corporate bonds. This group adds an additional profit center to the retail, corporate finance and equity trading divisions and also has created synergies with the other departments. As Global Capital Securities works to broaden the product base of its financial consultants and their customers, the fixed income department creates or locates new product through underwritings or independent research ideas. Additionally, the fixed income department allows Global Capital

Securities' corporate finance to capture business that would not have been previously available.

         2. Asset Allocation. Global Capital Securities has developed an in-house asset allocation program to augment the efforts of our financial consultants. This in-house system was developed utilizing industry software which, along with additional marketing materials, is customized for its use. This approach represents an investment strategy which is based on a Nobel Prize winning study called "Modem Portfolio Theory," the basis of which is that people can create "optimal" risk-vs.-return portfolios by mixing varying amounts of different asset classes according to their correlation to one another. Many market studies suggest that asset allocation, rather than individual investment selection, accounts for over 90 percent of a typical portfolio's returns. Global Capital Securities concurs with this notion, and as a result, are educating its financial consultants to utilize the program. The results have been very favorable and Global Capital Securities has found this approach to be an effective tool for gathering more assets. Global Capital Securities believes that the new communication systems that are being implemented and which will be available at the desk top level will enhance its financial consultants' ability to utilize the asset allocation model.

         3. Managed Money. In keeping with the changes in the securities industry, Global Capital Securities is actively entering the field of managed-money and wrap-fee compensation arrangements in place of the more traditional fee-per-transaction approaches. In short, the managed money approach charges the client a flat annual percentage of the money managed rather than a fee for each transaction. Many people believe that this approach better aligns the investment advisor's goals with that of the client. This approach requires some additional accounting and registration procedures, both of which have been implemented by Global Capital Securities and its applicable business partners. Global Capital Securities intends to hire additional financial consultants with managed money experience in addition to actively re-educating its existing financial consultants.

         4. Retail Expansion. Currently, Global Capital Securities is focusing on filling its existing offices in order to improve efficiencies. Due to recent severe correction in the over-the-counter U.S. equity markets, several competitors of Global Capital Securities have ceased business. As a result, numerous opportunities have arisen that may result in the expansion into several additional markets. Global Capital Securities is actively pursuing these opportunities to continue the expansion of its operations on a franchise basis.

SUTTON ONLINE INC

         Sutton Online is an online trading firm that offers trade executions, level II software and data, Internet service and training for online investors to individual investors, money managers and hedge funds. Sutton Online also provides brokerage firms the necessary tools to offer financial products via the Internet.

         On August 8, 2001, we announced we closed the sale of a controlling interest in Sutton Online, Inc. for $1,800,000 in cash and notes receivable. In connection with this sale, the stockholders of Sutton Online, Inc. completed a share exchange with Ikon Ventures, Inc. pursuant to which Sutton Online, Inc. became a wholly owned subsidiary of Ikon Ventures, Inc. As a result of these transactions, we currently own approximately 5% of Ikon Ventures, Inc.

MONEYZONE.COM

      MoneyZone.com previously operated a website which provided five primary services to its customers: the ability to apply for a commercial loan from a network of more than 100 lenders; the ability to list a business for sale; the ability to post an equity funding request; search capabilities for professional service providers; and a business toolkit with resources for business owners. In December 2000, MoneyZone.com announced that it terminated its operations and is currently exploring strategic alternatives for its business, including the possibility of a sale or merger.

RESULTS OF OPERATIONS

         See Note 1 of the Notes to Consolidated Financial Statements for the Quarterly Period Ended June 30, 2001, for an explanation of the basis of presentation of the financial statements.

         REVENUES. For the quarterly period ended June 30, 2001, we generated consolidated revenues in the amount of $7,989,000, compared to $8,388,000, for the quarterly period ended June 30, 2000, as restated. This decrease primarily resulted from decreases in our investment banking and investment revenues, partially offset by an increase in commission revenues. Other revenues for the period ended June 30, 2001 includes $417,000 in forgiveness of debt related to the subordinated loan agreement with our clearing firm.

         COSTS AND EXPENSES. We incurred total costs and expenses of $8,254,000, for the quarterly period ended June 30, 2001, compared to $8,038,000, for the quarterly period ended June 30, 2000, as restated. The increase was primarily due to interest costs associated with the significant increase in our long-term debt and costs associated with reorganizing our core brokerage operations.

         NET INCOME (LOSS). We incurred a net loss of $465,000 for the quarterly period ending June 30, 2001 compared to a net income of $2,352,000 for the comparable period of the prior year, as restated. The net income in the quarterly period ended June 30, 2000 included a one-time gain on the sale of our European operations of $1,958,000, net of taxes.

LIQUIDITY AND CAPITAL RESOURCES

         On June 30, 2001, we had total assets of $13,545,000, and total liabilities of $12,801,000, compared to $50,255,000, and $9,432,000, respectively, on June 30, 2000, as restated.

         The cash flows for the quarterly period ended June 30, 2001 reflect the volatile nature of the securities industry and the reallocation of our assets indicative of a growing organization. Our statement of financial condition reflects a liquid financial position of cash and cash equivalents convertible to cash representing approximately 12 percent of total assets as of June 30, 2001.

         As a broker/dealer in securities, we are subject to net capital and liquidity requirements. As of June 30, 2001 and 2000, we were in excess of our minimum net capital and liquidity requirements. Periodically we will acquire positions in securities on behalf of our clients. Certain of these investments may be characterized as relatively illiquid and potentially subject to rapid fluctuations in liquidity. We finance our operations primarily with existing capital and funds generated from our diversified operations and financing activities.

         In June 2001, we sold in a private placement to accredited investors an aggregate of 781,250 units, with each unit consisting of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $3.16 per share. The per unit purchase price was $2.56, resulting in proceeds to us of $2,000,000, less offering costs of approximately $150,000. We intend to use the net proceed from this offering to strengthen our balance sheet and for general working capital.

         In the opinion of our management, our existing capital and cash flow from operations will be adequate to meet our capital needs for at least the next 12 months in light of currently known and reasonably estimable trends. We are currently exploring our options with regards to additional debt or equity financing, but there can be no assurance such financing will be available on commercially reasonable terms or at all. We recognize that with increased liquidity we may be better positioned to take advantage of potential opportunities in the markets where we maintains our operations. If we are unable to obtain any financing when needed, our business, financial condition and operating results would be materially and adversely affected. We are also currently evaluating financial and strategic options to increase stockholder value.

NEW ACCOUNTING STANDARDS

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The effective date of SFAS No. 133 was deferred by the issuance of SFAS No. 137. SFAS No. 133 was then further amended by SFAS No. 138. The deferred effective date of SFAS No. 133 is for fiscal years beginning after June 15, 2000. We adopted SFAS No. 133 as amended by SFAS No. 138 effective with the fiscal year beginning April 1, 2001.

                           PART II - OTHER INFORMATION


ITEM 1.         LEGAL PROCEEDINGS

         LEE SCHLESSMAN ET AL V. GLOBAL CAPITAL PARTNERS, INC. AND EBI SECURITIES CORPORATION, Denver County District Court, Colorado, Case No. 00 CV 1795. The plaintiffs commenced this action in April 2000, alleging that we unlawfully prepaid $1,350,000 of convertible secured promissory notes without affording the plaintiffs the right to convert the notes into common stock. The notes were issued in March 1999, and entitled the holders to convert at a price of $5.75. We filed a registration statement covering the conversion, which was declared effective in August 1999. In February 2000, we inquired as to whether the noteholders intended to convert. When it was learned that they were not intending to convert, we prepaid the notes pursuant to their terms, thereby extinguishing the conversion privilege. The noteholders sued both GCAP and Global Capital Securities, claiming that they have suffered damages as a result of not being entitled to convert and sell the common stock issued upon conversion. We filed a motion to compel arbitration, which was granted. As of the date of this Report, no arbitration claim has been made. We believe that we have meritorious defenses and intend to vigorously defend against the plaintiffs' claims.

         We are involved in a number of judicial, regulatory and arbitration proceedings (including those described above and actions that have been separately described in previous filings) concerning matters arising in connection with the conduct of our businesses. Some of the actions have been brought on behalf of various classes of claimants and seek damages of material and indeterminate amounts. We believe, based on currently available information and advice of counsel, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition but might be material to operating results for any particular period, depending, in part, upon the operating results for such period.

ITEM 2.         CHANGES IN SECURITIES AND USE OF PROCEEDS

         The share amounts below reflect a one-for-four reverse stock split effected by us on July 3, 2001.

         In May 2001, we issued 5,000 shares of our common stock to a note holder in lieu of a cash payment for interest on a note at a price of $2.80 per share.

         In June 2001, we issued 12,500 shares of our common stock to a note holder in lieu of a cash payment for interest on a note at a price of $2.40 per share.

         During the first quarter of 2001, we sold an aggregate of 781,250 units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock, to accredited investors. The units were sold for $2.56 per unit, for a total purchase price of $2,000,000 to be used for working capital purposes. The warrants are exercisable at any time after January 1, 2002 until June 1, 2003 at an exercise price of $3.16 per share, except that each holder of such warrants is prohibited from exercising such warrants to the extent that such exercise would result in such holder, together with any affiliate of such holder, beneficially owning in excess of 9.999% of the outstanding shares of common stock following such exercise.

         We effected each of the foregoing issuances without registration under the Securities Act of 1933, as amended. In each case, the issued shares were not registered under the Securities Act of 1933 in reliance on the exemption from registration provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

ITEM 3.         DEFAULTS ON SENIOR SECURITIES

         None

ITEM 4.         SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         A special meeting of stockholders was held on July 2, 2001. At the meeting, stockholders:

1. Approved an amendment to the Certificate of Incorporation to effect a one-for-four reverse split of the common stock and increase the authorized common stock to 15,000,000 shares.



                FOR                  AGAINST                    ABSTAIN                   BROKER NON-VOTES
             12,207,907              153,071                    13,170                        688,663



2. Approved the possible issuance of shares equal to more than 20% of the outstanding shares of common stock upon the conversion of an outstanding 5% convertible debenture and the exercise of certain warrants issued in connection with the issuance of the debenture.



                FOR                  AGAINST                    ABSTAIN                   BROKER NON-VOTES
             6,972,267               130,701                    23,050                       4,808,293


ITEM 5.         OTHER INFORMATION

         On August 8, 2001, we disposed of approximately 46% of our interest in Sutton Online to third parties for $1,800,000 in cash and notes in connection with an exchange agreement between Sutton Online and Ikon Ventures. Pursuant to the exchange agreement, the stockholders of Sutton Online exchanged all of the outstanding shares of Sutton Online for approximately 78% of Ikon Ventures. The closing of this transaction was conditioned upon the above referenced sale. As a result, we own approximately 5% of Ikon Ventures.

ITEM 6.         EXHIBITS AND REPORTS ON FORM 8-K

        a.       Exhibits

                 None

        b.       Reports on Form 8-K

                 There were no reports on Form 8-K filed during the quarterly period ended June 30, 2001.

                                   SIGNATURES

      In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                          GLOBAL CAPITAL PARTNERS, INC.
                                (Registrant)




                          By: /s/ Kevin D. McNeil
                              ------------------------------------------
                                   Kevin D. McNeil
                                   Executive Vice President, Treasurer,
                                   Secretary, and Chief Financial Officer
                                   (Principal Financial and Accounting Officer)

Dated:  August 14, 2001